Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Announces Third Quarter Results

PITTSBURGH, October 29, 2009 – MSA (NYSE: MSA) today announced that net sales for the third quarter of 2009 were $228.5 million compared with $285.9 million for the third quarter of 2008, a decrease of $57.4 million, or 20 percent. Net income for the third quarter of 2009 was $11.0 million, or 31 cents per basic share, a decrease of $6.9 million, or 39 percent, compared to $17.9 million, or 50 cents per basic share, for the same quarter last year.

“It’s clear from our top line sales that the effects of the ongoing global recession continued to impact MSA’s business across each of our geographic segments throughout the third quarter,” said William M. Lambert, MSA President and CEO. “This was particularly evident in North America, where demand for industrial and construction-related safety products was impacted by unemployment levels that approached 10 percent for the quarter. We saw similar, significant challenges in Europe, influenced by reduced demand for MSA products in the law enforcement and military end-user markets, as well as industrial markets,” he said. “Our margins were also lower in Europe, due in part to a sales mix that was more heavily weighted toward large, lower-margin orders.”

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Sales in the company’s North American segment decreased $33.7 million, or 24 percent, in the third quarter of 2009. The sales decline reflected reduced end-user demand for personal protective equipment, particularly in the construction, oil and gas, and other industrial markets. Sales of self-contained breathing apparatus (SCBA) were down $11.8 million in the current quarter. In the third quarter of 2008, SCBA shipments included $13.2 million in sales of the company’s Firehawk® M7 Responder to the U.S. Air Force. Excluding these shipments, SCBA sales were $1.4 million higher in the current quarter. Sales of Advanced Combat Helmets to the U.S. military and CG634 helmets to Canadian Forces were down $8.5 million and $2.1 million, respectively, reflecting the completion of certain contracts. Shipments of head protection and fall protection were down $6.2 million and $2.8 million, respectively, as the effects of the economic recession reduced demand in construction and industrial markets.

Sales in the company’s European segment decreased $13.4 million, or 18 percent, in the current quarter. Local currency sales were down $7.5 million, or 10 percent, primarily due to lower shipments to military and law enforcement markets in France and Germany. Currency translation effects decreased European segment sales, when stated in U.S. dollars, by $5.9 million, reflecting the weaker euro.

Sales in MSA’s International segment decreased $10.2 million, or 14 percent, in the current quarter. Local currency sales decreased $6.7 million, or 9 percent. Lower local currency sales in Australia, Latin America, and Africa, primarily due to the effects of the economic recession on the mining industry, were partially offset by higher sales in China, reflecting the company’s increased presence in that area. Currency translation effects reduced International segment sales, when stated in U.S. dollars, by $3.5 million, primarily due to a weaker Australian dollar and Brazilian real.

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Third quarter 2009 net income in the North American segment was essentially flat, down $0.2 million, or 2 percent, on the 24 percent decrease in sales. The small decrease reflects the negative effect of the previously-discussed decrease in sales, substantially offset by the positive effect of ongoing initiatives to reduce and control operating costs.

The European segment reported a net loss of $1.7 million for the third quarter of 2009 compared to net income of $2.4 million for the same quarter last year. Lower European segment results reflect the negative effect of an 18 percent decrease in sales and lower gross profits, related to sales mix, lower production volumes, and recessionary pricing pressures. Lower European gross profits were partially offset by a $2.2 million reduction in local currency selling, general and administrative (SG&A) expenses. Currency translation effects reduced European segment net income, when stated in U.S. dollars, by approximately $0.3 million.

Net income in MSA’s International segment was down $1.1 million, or 32 percent, in the current quarter. The decrease in International segment net income was primarily due to the previously-discussed decrease in sales, partially offset by cost control programs that reduced SG&A expenses by $1.9 million. Currency translation effects reduced International segment net income by approximately $0.3 million.

Mr. Lambert commented that while the economy is showing some signs of stabilization, the recession’s impact on unemployment levels will continue to present hurdles for MSA for the balance of 2009 and into 2010. “While I believe we have seen the worst of the recession, there are still many challenges ahead for MSA, as well as for the global economy in general. This means we must, and will, remain diligent in our efforts to manage costs and working capital – steps that have served MSA well throughout the year,” he said.

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“Our challenges are clear and we are responding to them. Our full focus is on deploying the actions necessary to strengthen our gross margins and improve productivity in our factories, while continuously adjusting our workforce to better align with reduced sales levels during this recession,” Mr. Lambert concluded.

About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of safety products that protect people’s health and safety. Many MSA products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, oil, gas and petrochemical industry, homeland security, construction, mining and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, ballistic body armor, fall protection devices and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has annual sales of approximately $1 billion, manufacturing operations throughout the United States and Europe, and more than 40 international locations. Additional information is available on the company’s Web site at www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are spending patterns of government agencies, competitive pressures, product liability claims and our ability to collect related insurance receivables, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
Net sales	$228,486	$285,941	$673,893	$845,447
Other income	150	1,607	1,681	4,130

	228,636	287,548	675,574	849,577

Cost of products sold	145,354	177,203	422,469	518,768
Selling, general and administrative	57,313	67,921	170,174	202,934
Research and development	7,119	9,485	21,405	26,039
Restructuring and other charges	840	1,045	9,901	3,276
Interest	1,681	2,307	5,442	7,082
Currency exchange losses (gains)	42	(879)	(305)	3,139

	212,349	257,082	629,086	761,238

Income before income taxes	16,287	30,466	46,488	88,339
Provision for income taxes	5,154	12,342	15,754	34,119

Net income	11,133	18,124	30,734	54,220
Net income attributable to noncontrolling interests	(179)	(181)	(101)	(296)

Net income attributable to Mine Safety Appliances Company	10,954	17,943	30,633	53,924

Basic earnings per common share	$0.31	$0.50	$0.86	$1.51

Diluted earnings per common share	$0.30	$0.50	$0.85	$1.50

Dividends per common share	$0.24	$0.24	$0.72	$0.70

Basic shares outstanding	35,680	35,617	35,662	35,584
Diluted shares outstanding	35,938	35,961	35,860	35,990

Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)

	September 30, 2009	December 31, 2008
Current assets
Cash and cash equivalents	$58,581	$50,894
Trade receivables, net	182,632	198,622
Inventories	140,697	159,428
Other current assets	52,768	68,831

Total current assets	434,678	477,775

Property, net	147,733	141,409
Prepaid pension cost	81,901	78,037
Goodwill	85,134	83,211
Other noncurrent assets	116,634	95,378

Total	866,080	875,810

Current liabilities
Notes payable and current portion of long-term debt	$38,232	$60,849
Accounts payable	49,150	50,126
Other current liabilities	99,095	108,712

Total current liabilities	186,477	219,687

Long-term debt	82,120	94,082
Pensions and other employee benefits	125,793	120,494
Deferred tax liabilities	36,393	36,491
Other noncurrent liabilities	11,524	9,931
Equity	423,773	395,125

Total	866,080	875,810

Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
Net sales
North America	$107,054	$140,819	$330,133	$436,143
Europe	59,361	72,796	172,112	210,054
International	62,071	72,326	171,648	199,250

Total	228,486	285,941	673,893	845,447

Net income (loss) attributable to Mine Safety Appliances Company
North America	$10,767	$10,972	$25,403	$37,166
Europe	(1,660)	2,430	837	7,928
International	2,266	3,354	4,349	10,476
Reconciling	(419)	1,187	44	(1,646)

Total	10,954	17,943	30,633	53,924

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